Exhibit 99
Titan International Announces Another Record Quarter

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
April 24, 2013
First quarter highlights:

•	Sales for first quarter 2013 were $578.4 million, up 24.9 percent, compared to $463.1 million in the first quarter of 2012.

•	Gross profit for first quarter 2013 was $96.8 million, or 16.7 percent of net sales, compared to $93.4 million in 2012, or 20.2 percent of net sales.

•	First quarter income from operations was $47.9 million, compared to $58.7 million last year.

•	Adjusted net income for the first quarter was $23.3 million, compared to $40.5 million in the first quarter of last year (see table and appendix below).

Statement of the CEO

Maurice Taylor, Chairman and CEO of Titan International states, “the first quarter of 2013 again was a good quarter with sales over $578 million and gross profit over $96.7 million. Could Titan have done even better? Yes. What was good about the quarter? We signed a new 4-year agreement with our unionized factories in Bryan, Ohio; Freeport, Illinois; and Des Moines, Iowa which are represented by the United Steel Workers. These talks have been going on since September of 2012. We believe that the increase in costs will be offset with productivity increases and we have begun to see such evidence in March 2013.

“Our gross margin has improved over the fourth quarter which we expect to continue. Titan Europe is on track with their first quarter budgeted revenue numbers which is very encouraging.  Material costs have stabilized and we don’t see any further cuts coming in the near term. In a period of falling raw material prices, our sales and profits are impacted.

“I appreciate there has been much speculation recently about the North American farm outlook and the same about South America, etc. I have been traveling around the world visiting Titan accounts as well as accounts who buy our competitor’s products. My findings are as follows:

1.	North American farm is holding at a high level. I do believe 2013 will be up or down 1% from the record farm year 2012. This should allow Titan to increase its market share and improve margins.
2.
South America will increase at a minimum of 10%. Titan South America is growing our product line in tires, track, etc. We expect great progress in South America because we are building a great management team.

3.	Titan will expand its European market share because of our new products in wheels, tires and track. We anticipate Titan Europe will improve in 2013 compared to fourth quarter 2012.
4.
 We believe that Russia and Ukraine will be a high growth opportunity for Titan over the next 10 years. Australia is still growing in mining and farming and so is Titan. We believe that sales this year will exceed $150 million in 2013 and we have the chance to do $250 million plus in 2014.

5.
China and India have a lot of competitors and a lot of opportunities. Titan has been approached by a number of OEM’s to have joint ventures with them for tires, wheels and tracks in these regions. Warren Buffet said Wall Street young bankers should be farmers because that is where the money will be for the next 25 years.  The data below supports the levels of mechanization in select countries.  Per World Development Indicators, the number of tractors per 1,000 farmers:

•	Canada 1,824
•	USA 1,586
•	France 1,406
•	Germany 1,018
•	Russia 96
•	Brazil 61
•	India 6
•	China 3

“I am very upbeat on South America and Russia. Even if crop prices would drop 25%, areas like South America and Russia have a tremendous growth in agriculture equipment and mechanization. India and China, I believe, will not grow at such a rapid pace.

“If you look at this data you notice that Canada has the most tractors per farmer with the USA, France and Germany close behind. This shows how farming is a real export business for these countries. If you look at China and India, they have a real problem in feeding their own people. Russia and Brazil will grow their agriculture business. It will take time and it will not be all new equipment. Those countries will be buying up the Canadian, USA, French and Germany used equipment as they grow their manufacturing base. Titan will benefit from this growth.

6.
The expansion of Titan’s mining services will be Titan’s fastest growing business and I believe we can benefit from the strong production rates in the mining industry by showing the mining companies how to save money.

“Titan is staying focused on our goals and even with all the noise of the fourth quarter 2012, we have been able to reduce the percent of SG&A to sales to 7% in the first quarter 2013, within our range of 5–7%.  Titan Europe is stepping up to reduce these costs in 2013.”

Financial overview:

Sales:  Titan recorded sales of $578.4 million for the first quarter of 2013, compared to first quarter 2012 sales of $463.1 million. The higher sales levels were primarily the result of recent acquisitions including $148.7 million at Titan Europe, as well as increased demand in the company’s agricultural segment.  Sales volume was consistent with the prior year.

Gross profit:  For the first quarter of 2013, gross profit was $96.8 million, or 16.7 percent of net sales, compared to $93.4 million, or 20.2 percent of net sales for the first quarter of 2012.  Titan Europe contributed $17.9 million, or 12 percent of net sales in 2013.

Selling, general and administrative expenses: SG&A expenses for the first quarter of 2013 were $42.4 million or 7.3 percent of net sales, compared to $30.8 million or 6.7 percent of net sales in 2012.   The higher SG&A expenses were primarily the result of approximately $18 million of SG&A expenses at recently acquired facilities, partially offset by a decrease in incentive compensation of approximately $8 million.

Income from operations:  For the first quarter of 2013, income from operations was $47.9 million, or 8.3 percent of net sales, compared to $58.7 million, or 12.7 percent of net sales, in 2012.

Interest expense:  Interest expense was $10.4 million for the first quarter of 2013, compared to $6.3 million in 2012.  The increase in interest expense for the first quarter is primarily the result of interest expense at the recently acquired Titan Europe Plc of approximately $3 million.

Convertible debt conversion charge:  In the first quarter of 2013, the company closed an exchange agreement with a note holder of the convertible notes.  The two parties agreed to exchange approximately $52.7 million in aggregate principal amount of the convertible notes for approximately 4.9 million shares of the company’s common stock plus a cash payment totaling $14.2 million.  In connection with this exchange, the company recognized a charge of $7.3 million.

Adjusted Net income:  Adjusted net income for the first quarter ended March 31, 2013 was $23.3 million, compared to $40.5 million in 2012 (see Appendix below).

Earnings per share:  For the first quarter of 2013, basic and diluted earnings per share were $.38 and $.30 respectively.  This compared to the same period last year, basic and diluted earnings per share were $.84 and $.68 respectively.  On an adjusted basis (see Appendix below), basic and fully diluted earnings per share were $.45 and $.36 respectively for the first quarter 2013 and $.96 and $.78 for 2012.

Capital expenditures: Titan’s capital expenditures were $21.2 million for the first quarter of 2013 and $8.2 million for the first quarter 2012.

Depreciation and amortization:  The Company’s depreciation and amortization for the first quarter 2013 was $20.0 million, compared to $11.8 million in the first quarter 2012.

Debt balance:  Total long term debt balance was $634.2 million at March 31, 2013 compared to $441.4 million at December 31, 2012.  Titan issued an additional $325 million in 7.875 percent senior secured notes in the first quarter of 2013.  Short-term debt balance was $230.7 million at March 31, 2013, and $145.8 million at December 31, 2012.   Net debt (debt less cash and investments) was $356.4 million at March 31, 2013, compared to 398.1 million at December 31, 2012

Subsequent Events:

Titan Italy Earthquake Insurance Settlement-  In May of 2012, Titan Europe’s wheel manufacturing facility in Finale Emilia, Italy experienced damage from an earthquake.  The plant was closed for production during initial remedial work. This resulted in a limited transfer of production to other facilities within Titan Europe as well as sourcing product from facilities in the US owned by Titan and competitors.  The full restoration of the facility is a lengthy project that will continue through 2014.  In April 2013, Titan reached a preliminary agreement subject to final approval with the insurance companies to settle the claim for approximately $45 million net of deductible and other fees.

First Quarter Conference Call:

The Titan International Inc. earnings conference call for the first quarter that ended March 31, 2013, will be held at 9 a.m. Eastern Time on Thursday, April 25, 2013.  To participate in the conference call, dial (800) 230-1951 five minutes prior to the scheduled time. International callers dial (612) 234-9959.  A replay of the call will be available until May 2, 2013. To access the replay, dial (800) 475-6701, international callers dial (320) 365-3844 and enter access code 287965.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer applications.  Visit our website at www.titan-intl.com for more information.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three months ended March 31, 2013 and 2012

Amounts in thousands, except earnings per share data.	Three Months Ended
	March 31,
	2013	2012
Net sales	$578,387	$463,088
Cost of sales	481,636	369,725
Gross profit	96,751	93,363

Selling, general and administrative expenses	42,443	30,835
Research and development expenses	2,702	1,508
Royalty expense	3,723	2,349
Income from operations	47,883	58,671

Interest expense	(10,441)	(6,295)
Convertible debt conversion charge	(7,273)	0
Other income	1,419	3,111
Income before income taxes	31,588	55,487

Provision for income taxes	12,199	20,093
Net income	19,389	35,394
Net loss attributable to noncontrolling interests	(86)	(25)

Net income attributable to Titan	$19,475	$35,419

Earnings per common share:
Basic	$.38	$.84
Diluted	$.30	$.68

Average common shares and equivalents outstanding:
Basic	51,816	42,105
Diluted	66,614	53,450

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended
	March 31,
	2013	2012
Agricultural	$310,553	$295,805
Earthmoving/construction	209,616	104,568
Consumer	58,218	62,715
Total	$578,387	$463,088

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	March 31,	December 31,
Assets	2013	2012
Current assets:
Cash and cash equivalents	$508,447	$189,114
Accounts receivable	329,368	297,798
Inventories	378,367	366,385
Deferred income taxes	32,208	50,558
Prepaid and other current assets	74,867	75,140
Total current assets	1,323,257	978,995

Property, plant and equipment, net	566,549	568,344
Other assets	164,543	145,768
Total assets	$2,054,349	$1,693,107

Liabilities & Equity
Current liabilities:
Short-term debt	$230,658	$145,801
Accounts payable	210,585	180,065
Other current liabilities	128,904	135,835
Total current liabilities	570,147	461,701

Long-term debt	634,171	441,438
Deferred income taxes	61,071	62,259
Other long-term liabilities	100,044	107,096
Total equity	688,916	620,613
Total liabilities & equity	$2,054,349	$1,693,107

Appendix
Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP).  This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure.  The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP.  It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP.  In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance.  In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the company as a whole.  We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP.  We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for March 31, 2013.

	Three Months Ended
	March 31,
	2013	2012
Net income (loss)	$19,475	$35,419

Europe rationalization, net of tax	139	0
Convertible debt charge	3,701	0
CEO incentive compensation, net of tax	0	5,127
Adjusted net income, excluding convertible debt charge and CEO incentive compensation	$23,315	$40,546

Adjusted earnings per common share:
Basic	$0.45	$0.96
Diluted	$0.36	$0.78

Average common shares outstanding:
Basic	51,816	42,105
Diluted	66,614	53,450

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773